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                                                                  EXHIBIT (a)(5)


To:  Participants in the Voluntary Option Exchange Program
Re:  Notice of Acceptance of Outstanding Options for Exchange

The purpose of this e-mail is to notify you that your outstanding option(s) ("old option(s)") have been accepted for exchange and cancellation under, and in accordance with, the terms of the offer to exchange as described in the disclosure information and participation form for the exchange program posted on the HR intranet site under "option exchange".

The cancellation date of the old options is June 25, 2001, the business day following the expiration date of the offer to exchange. The new option(s) to be granted to you in exchange for the canceled old option(s) will be granted at the first compensation committee meeting that is at least six months and one day after the old option cancellation date of June 25, 2001, and will have the same vesting schedules as the corresponding old options.

The number of shares of common stock subject to the new option(s) will be equal to 100% of the number of shares of common stock subject to the options that you tendered.

Please contact me with any questions.


Regards,

Stock Administrator
InterTrust Technologies Corporation